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American Pacific Corporation

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SUPPLEMENT TO
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
of
AMERICAN PACIFIC CORPORATION
3770 Howard Hughes Parkway, Suite 300
Las Vegas, Nevada 89109
(702) 735-2200
     American Pacific Corporation, a Delaware corporation (the “Company”), on or about January 25, 2006 first mailed to Stockholders of record of the Company on January 13, 2006 the Company’s Proxy Statement relating to the Company’s Annual Meeting of Stockholders to be held at the Las Vegas Country Club, Rotunda Room, located at 3000 Joe W. Brown Drive, Las Vegas, Nevada, or adjournment(s) thereof. This Supplement amends and supplements the Company’s Proxy Statement.
Solicitation of Proxies
     The solicitation of Proxies pursuant to this Proxy Statement will be made primarily by mail. In addition, officers, employees and other representatives of the Company and its subsidiary corporations, without compensation, may solicit proxies by telephone, telegraph, facsimile transmission, mail or personal interview. Arrangements will also be made with banks, brokerage firms and others to forward solicitation materials to the beneficial owners of shares held of record by them. In addition, the Company has retained Georgeson Shareholders to assist in the proxy solicitation process at a base cost of $9,000 plus expenses. The total cost of the solicitation process, including the reimbursement of the expenses of brokers and nominees, will be borne by the Company.
2006 Stock Incentive Plan
     The following press release was issued on Friday, February 17, 2006.
AMERICAN PACIFIC CORPORATION

Contact: Seth Van Voorhees – (702) 735-2200 ext. 166
E-mail: InvestorRelations@apfc.com
Website: www. apfc.com
AMERICAN PACIFIC CLARIFIES STRATEGY; FINE CHEMICALS ACQUISITION
LAS VEGAS, NEVADA, February 17, 2006 — American Pacific Corporation (NASDAQ: APFC) today clarified comments made during the fiscal 2006 first quarter conference call of February 13, 2006 regarding its strategy, and its recent Ampac Fine Chemicals acquisition.

Strategy
Ampac over the years had become dependent on the varying demand for its primary product, ammonium perchlorate. Although that business was profitable, demand for the chemical was in large part dependent on flights of the space shuttle. Accordingly, as has been explained in previous conference calls and releases and most recently in Ampac’s Annual Report, 10-K and first quarter 10-Q, the company has explored opportunities to expand its business, and increase its revenues and profitability.
Ampac has employed five general criteria in analyzing acquisition opportunities: 1) The business had to exhibit profit potential comparable to Ampac’s best past performance. 2) The business had to provide opportunity for organic growth and offer an attractive return on investment. 3) The business must operate in concentrated markets with few buyers and sellers, where management of customer relationships is an important component of success. 4) Products sold by the business had to be high value with healthy margins. 5) Because of Ampac’s core competency, an opportunity in chemicals would be favored.
Ampac Fine Chemicals (AFC)
After considering a variety of possible acquisitions, Ampac identified one that, in the judgment of management, met all these criteria: Aerojet Fine Chemicals (AFC), Rancho Cordova, California. AFC, which was wholly-owned by GenCorp, a leading manufacturer of active pharmaceutical ingredients and registered intermediates under cGMP guidelines for commercial customers in the pharmaceutical industry. The products are used as components in drugs to treat cancer and anti-viral drugs such as those used to treat HIV and other diseases. Its facilities in California offer specialized engineering capabilities including high containment for high potency compounds, energetic and nucleoside chemistries, and chiral separation using the first commercial-scale simulated moving bed in the United States. In fiscal 2004, AFC reported sales of approximately $66 million.
Ampac believes that this fine chemicals business complements its existing specialty chemical and energetic product portfolio, and provides it with a strong presence in fast growing pharmaceutical markets.
In response to customer demand for chiral separation of certain pharmaceutical ingredients and intermediaries, AFC is completing installation of one of the world’s largest simulated moving bed, or SMB, units. Because this capital project was underway between the signing of the purchase agreement and the closing of the transaction, the purchase agreement included a provision requiring Ampac to reimburse GenCorp for capital expenditures on the project incurred between signing and closing. This was approximately $17.4 million, as described in the current 10-Q. The unit is scheduled to begin operation in early March. Further capital spending during the fiscal year is contemplated but the one significant project which is nearly complete is the SMB unit.
The underlying science relating to, and commercial applications of, moving bed technology are described in the current issue of Chemical & Engineering News,

February 13, 2006, Volume 84, Number 07, pp. 17-27. The article by Ann M. Thayer is entitled “Custom Chemicals.”
Stock Option Plan
The prior option plans for both employees of Ampac and its officers and directors had been almost fully utilized. Ampac’s management and board believe that it is prudent to establish a new option plan that will offer the company a mechanism to incentivize and reward the people whose work drives the business forward.
An option plan, which is essential in motivating our current and new executives to achieve the best in financial performance for the company and its shareholders, was developed. The number of shares provided for in the proposed new option plan is related to the growth in Ampac. Since the time the prior plans were adopted in 2001 and 2002, Ampac has added two significant lines of business—In-Space Propulsion, and Ampac Fine Chemicals. These acquisitions doubled the number of persons that one would want to include in any well-devised compensation plan, in order to provide appropriate incentives. For example, there are over two hundred employees at AFC. The business is led by a talented group of executives and staffed with young, bright and enthusiastic scientists. The proposed new option plan was sized to allow for the grant in the future of options to those individuals at AFC that Ampac is counting on to help grow the business, and build shareholder value.
Ammonium Perchlorate Demand
Ammonium perchlorate is a core product of the company, and therefore Ampac’s financial results are directly related to sales of that product. As indicated in the most recent 10-Q, Ampac’s revenue and gross margins in the first fiscal quarter of 2006 were sharply reduced by reduced sales of Grade 1 ammonium perchlorate (the type utilized in the space shuttle, and military programs requiring high-quality material.). Furthermore, because of low current demand for Grade 1 ammonium perchlorate, Ampac and ATK, its primary customer, are engaged in discussions regarding sales, costs and price. We hope and believe that the discussions will result in a fair and reasonable resolution of this issue.
We also believe that NASA’s public statements regarding the future of manned space flight indicate that its plans contemplate the use of large solid rocket motors. This is reflected in the current design of the CEV, NASA’s future planned launch vehicle for orbital flight.
The Future
Management believes American Pacific is a solid and growing company with a bright future. It is in the process of transformation with the addition of the fine chemical business and its previous and successful acquisition of the in-space propulsion facilities. We intend to benefit customers and shareholders alike.

About American Pacific Corporation
American Pacific is a chemical and aerospace company with the following products: (i) fine chemicals in the form of active pharmaceutical ingredients and registered intermediates, (ii) perchlorate chemicals used in space propulsion and other applications, (iii) liquid in-space propellant thrusters used for attitude control on satellites, (iv) Halotron, a clean fire extinguishing agent, (v) sodium azide and other energetic products used in various applications and (vi) water treatment equipment. Fine chemicals are produced at Ampac Fine Chemicals (AFC) in Rancho Cordova, California. Perchlorates and other energetic chemicals as well as Halotron and water treatment equipment (PSI) are manufactured at the Wecco division in Cedar City, Utah. The in-space propulsion business, Ampac-ISP, is located at Niagara, New York, and Westcott in the U.K. American Pacific also participates in a joint venture packaged explosive manufacturer, Energetic Systems, Inc. (ESI) with facilities in Hallowell, Kansas and Oklahoma City, Oklahoma. Additional information about American Pacific can be obtained by visiting the Company’s web site at www.apfc.com.
Risk Factors/Forward Looking Statements
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Such forward-looking statements involve known and unknown risks and uncertainties that could cause actual results of the Company, or industry results, to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, the risk of any reduction or changes in NASA or U.S. government military spending, the loss of any one of our limited number of customers, the failure of continued appropriations by Congress for our customers’ existing or future U.S. government contracts, cost over-runs on our fixed price contracts, termination of the U.S. government contracts at its convenience, complex procurement regulations, environmental concerns, our substantial amount of debt, the restrictive debt covenants and the cost of servicing such debt, the ability to secure and maintain adequate liquidity to manage our operations, the hazardous nature of our product, the disruption of the supply of key raw materials, our inability to adapt to rapid technological changes, and risks associated with our acquisition of the AFC Business, including, but not limited to, integration risks and costs, the AFC Business not achieving expected financial results or synergies or otherwise perform as expected and the risks associated with the operations of the AFC Business, and the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. Readers of this release are referred to Risk Factors included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2005, and Quarterly Report on From 10-Q for the quarter ended December 31, 2005, for further discussion of these and other factors that could affect future results. The forward-looking statements contained in this news release are made as of the date hereof and American Pacific assumes no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.